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                                                                   EXHIBIT 10.82

                                  EXHIBIT 10.82

                                  JOHN SCHWARTZ
                              DIRECTOR'S AGREEMENT


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                                                                   EXHIBIT 10.82

                             CYTOTHERAPEUTICS, INC.
                         701 GEORGE WASHINGTON HIGHWAY
                          LINCOLN, RHODE ISLAND 02865
401.288.1000


                                          December 19, 1998


John Schwartz
110 Atherton Avenue
Atherton, California 94027


Dear John:

      This letter agreement (this "Agreement") will confirm our agreement with respect to your service with CytoTherapeutics, Inc. (the "Company") under the terms and conditions that follow:

            1. Position and Duties.

            (a) As soon as reasonably practicable following the receipt by the Company of a copy of this Agreement signed by you (but in no event later than 30 days following such receipt), pursuant to the by-laws of the Company, the Board of Directors (the "Board") shall (i) undertake to increase by one (1) the number of seats on the Board, and within five (5) business days following such increase in the number of seats, (ii) elect you to such seat and appoint you to serve as Chairman of the Board. Commencing on the date of such election and appointment (such date, the "Effective Date"), you shall serve as Chairman for a Term expiring at the Annual Meeting of Stockholders in May, 2001. In addition, and without further compensation, you agree to serve as a member of the Board and of the Board of Directors of one or more of the Company's Affiliates, as defined below, if so elected or appointed from time to time. While subject to any provision of this Agreement, you shall perform your duties to the best of your abilities, maintain loyalty to the Company, and shall take no action that would directly or indirectly promote any competitor or injure the Company's interests. Subject to the foregoing, you may engage in other business or charitable activities to the extent that they do not interfere or create a conflict with your obligations under this Agreement.

            (b) Specifically, but not exclusively, your duties and responsibilities will be (i) to preside at all meetings of the Board and stockholders; (ii) to create such committees of the Board as you deem prudent and advisable for the management of the Company, to designate the membership of such Board committees and to designate the powers of the Board that such committees shall have and may exercise in the management of the affairs of the Company, in each case subject to the approval of the full Board; (iii) to nominate, in consultation with the President & Chief Executive Officer of the Company, the two next successive qualified additional members (A) for election to the Board by the Board prior to the next Annual Meeting of Stockholders, or
(B) for nomination by the Board for election to the Board at the next Annual Meeting of Stockholders, or (C) for election to the Board by the Board subsequent to the next Annual Meeting of Stockholders but prior to the Annual Meeting of Stockholders in May, 2000, such nominees to be so elected or nominated by the Board unless the Board reasonably determines that such nominees are not qualified to serve as members of the Board; (iv) to provide strategic guidance and advice to the senior management of the Company with respect to the management of the operations of the Company; (v) and to provide support and guidance to the senior management of the Company in their efforts (A) to manage and direct the strategic development and implementation of the Company's business plan, and (B) to secure, promote and maintain the appropriate financing and capital structure of the Company. You will report directly to and serve at the discretion of the Board.

            2. Compensation; Time Commitment.

            a. For all services that you perform for the Company and its Affiliates as Chairman the Company will provide you as compensation (i) the remaining compensation provided for inthat certain Consulting Services Agreement, dated July 27, 1998, as amended contemporaneously herewith, between you and the Company (the "Consulting Agreement"),(ii) any other compensation provided for in Paragraphs 2 and 3 of this Agreement, , and (iii) Thirty Six Thousand Dollars ($36,000) per year, plus a fee of One Thousand Five Hundred Dollars ($1,500) per Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) where you are physically present, plus Five Hundred Dollars ($500) per Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) held by conference call, payable quarterly in arrears (this cash compensation plus any other compensation provided for herein shall be referred to as the "Compensation"). Notwithstanding any provision of the Consulting Agreement to the contrary,for administrative convenience purposes, the Company will aggregate all cash compensation due to you under the Consulting Agreement and this Agreement in any calendar quarter and issue one payment in arrears to you.

            b. As Chairman of the Board of Directors, you will be expected to devote no less than fifteen (15) business days per calendar quarter to the performance of your duties and responsibilities collectively under this Agreement and the Consulting

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Agreement (hereinafter "Duties and Responsibilities"). In the event you devote more than fifteen (15) days in any calendar quarter to the performance of your Duties and Responsibilities, you shall, within thirty (30) days of the end of the calendar quarter, provide an accounting to the President and Chief Executive Officer of the Company detailing the actual time spent during such preceding calendar quarter. After review and approval by the President and Chief Executive Officer of the Company you will be promptly further compensated for additional days exceeding fifteen (15) in any calendar quarter at the rate of One Thousand Five Hundred Dollars ($1,500) per day. All such additional payments made shall be promptly reported by the President and Chief Executive Officer to the Compensation Committee of the Board (the "Compensation Committee") for subsequent ratification by such Compensation Committee, such ratification not to delay the payment of any such additional payments.

            c. The elements of your duties, the respective time commitment required for such duties and your Compensation will be periodically reviewed by the Compensation Committee of the Board (the "Compensation Committee"), in no event less than once annually, in order to determine whether under then present circumstances any increase or decrease adjustment is required or appropriate. Any such increase or decrease shall be made only by mutual agreement, confirmed in writing.

            3. Stock Options. Through the CytoTherapeutics, Inc. 1992 Equity Incentive Plan (the "Incentive Plan"), and subject to the terms and conditions of the Incentive Plan, you will be granted effective as of the Effective Date an option to acquire 40,000 shares of the common stock ("Common Stock") of the Company (the "Time-Based Option") with an exercise price per share of Common Stock subject to such Time-Based Option equal to the fair market value of a share of Common Stock on the date of grant. Notwithstanding any provision of the Incentive Plan, subject to your continued service as Chairman of the Company, the Time-Based Option will vest over twenty-nine (29) months from the Effective Date at the rate of one-twenty ninth (1/29) per month on the last day of each month during the ensuing twenty-nine (29) months. Except as otherwise expressly provided herein and in Paragraph 5 hereof, the Time-Based Option shall be governed by the terms of the Incentive Plan, as in effect from time to time.

            4. Benefits. You will be entitled to participate in any and all benefit plans from time to time in effect for members of the Board generally, except to the extent that such plans are duplicative of benefits otherwise provided to you under this Agreement. Such participation shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable policies of the Company and (c) the discretion of the Board and plan administrators, as provided for in or contemplated by such plans. The Company shall reimburse you for all expenses reasonably incurred by you in connection with your performance of your duties hereunder on a basis consistent with Company policies.

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            5. Term; Termination; Effect of Termination. Unless earlier terminated pursuant to this Paragraph 5, your position as Chairman of the Company shall commence on the Effective Date and shall expire at the Annual Meeting of Stockholders of the Company held in May, 2001, unless extended thereafter by mutual agreement between you and the Company at that time (such period shall be referred to herein as the "Term" of this Agreement").

            a. The Company may remove you from your position as Chairman other than for "Cause" at any time upon an affirmative vote of the majority of the members of the Board.

            b. The Company may, by an affirmative vote of the majority of the members of the Board then in office, remove you from your position as Chairman upon written notice to you in the event that you become disabled during your service through any illness, injury, accident or condition of either physical or psychological nature and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder for an aggregate of ninety
(90) days during any three hundred and sixty-five (365) calendar days.

            c. The Company may, by an affirmative vote of the majority of the members of the Board then in office, terminate or remove you from your position as Chairman for Cause at any time upon written notice to you setting forth in reasonable detail the nature of such Cause. The following, as determined by the Company in its reasonable judgment, shall constitute "Cause" for termination:
(i) your willful failure to perform your material duties and responsibilities to the Company and its Affiliates (including, without limitation, those duties and responsibilities described in Section 1) ; (ii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or
(iii) your conviction of, or plea of nolo contendere to, a felony.

            d. You may resign from your position as Chairman at any time upon written notice to the Company

e. The effect of termination under various circumstances shall be:

                  (i) In the event your service as Chairman is terminated pursuant to this Paragraph 5, but you remain as a member of the Board, then for the remainder of your Term as a Director, the Company will revise your Compensation and provide you (A) cash compensation equal to the then current cash compensation provided to other members of the Company's Board of Directors,
(B) revise the number of unvested shares subject to the Time-Based Option granted hereunder to reduce the number of such unvested shares from that point forward to the number of shares then provided to other members of the Company's Board of Directors during the similar period, with no change to the exercise price or vesting schedule (i.e.: the revised number of unvested shares shall be based on the number of months remaining between the termination of your service as Chairman and May, 2001 times 1/29th of the 20,000 shares currently

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provided Directors in their Time-Based Option or 1/29th of such other amount then provided to Directors), and (C) all of your compensation under the Consulting Agreement shall continue to be paid in accordance with and subject to the terms of the Consulting Agreement.

                  (ii) In the event your service as Chairman is terminated pursuant to Paragraphs 5.a, 5.b, or 5.d and then you resign from the Board in the entirety, or are removed from the Board pursuant to the By-Laws of the Company, then (A) the Company shall have no further obligation to you other than for Compensation earned through the date of such resignation, except that (B) all of your compensation under the Consulting Agreement shall continue to be paid in accordance with and subject to the terms of the Consulting Agreement and
(C) notwithstanding anything in this Agreement or in the Incentive Plan to the contrary, any shares of Common Stock subject to the Time-Based Option shall remain exercisable for a period of one (1) year from such date.

                  (iii) In the event your service as Chairman is terminated pursuant to Paragraphs 5.c. and then you resign from the Board in the entirety, or are removed from the Board pursuant to the By-Laws of the Company, then (A) the Company shall have no further obligation to you other than for Compensation earned through the date of such resignation, except that (B) all of your compensation under the Consulting Agreement shall continue to be paid in accordance with and subject to the terms of the Consulting Agreement.

            6. Indemnification; Legal Fees. During the Term and thereafter, the Company shall indemnify you to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which you may incur in the discharge of your duties hereunder. In addition, the Company shall pay any reasonable legal fees which you may incur related to the negotiation and consummation of this Agreement, such payments to be made directly to your counsel in accordance with the Company's normal accounting practices upon receipt of a detailed copy of the bill for services rendered from your counsel.

            7. No Employment. Execution of this Agreement in no way creates, nor shall this Agreement be interpreted as creating, an employment, agency, partnership or joint venture between you and the Company.

            8. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any Person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the

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Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

            9. Waiver. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

            10. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            11. Notices. Except as otherwise expressly provided herein, any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the President & Chief Executive Officer, with a copy to the Company's Secretary.

            12. Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

            13. Effect on Consulting Agreement. During the Term and notwithstanding any termination, if any, of (a) this Agreement, (b) your service as Chairman, and/or (c) your services as a member of the Board of Directors for any reason whatsoever, or (d) any breach of this Agreement by you, the compensation, terms and conditions of the Consulting Agreement shall continue in full force and effect for the duration of the term of the Consulting Agreement.

            14. Entire Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your position as Chairman of the Board of Directors. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the President & Chief Executive Officer or other specifically authorized representative of the Company.


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            15. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.

            16. No Conflicting Agreements. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of the position of Chairman of the Board of the Company nor your performance under this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

            17. Compliance with Agreement. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement are conditioned on your compliance with the terms and conditions of this Agreement.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

                                          Sincerely yours,
                                          CYTOTHERAPEUTICS, INC.


                                          By:
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                                                Richard M. Rose, M.D.
                                                President &
Accepted and Agreed:                            Chief Executive Officer


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John J. Schwartz

                   Date:
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